EXHIBIT 23.2

CONSENT OF Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of TheStreet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-145295, 333-185023 and 333-189503) on Form S-8 of TheStreet, Inc. and subsidiaries of our report dated February 22, 2013, with respect to the consolidated balance sheet of TheStreet, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive loss for each of the years in the two-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of TheStreet, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York

February 28, 2014